                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                      BLISS & LAUGHLIN INDUSTRIES INC.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                093546 10 9
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  6  Pages
                                        ---

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CUSIP No. 093546 10 9                 13G                 Page  2  of  6  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     BLISS & LAUGHLIN STEEL COMPANY PENSION PLANS STOCK INVESTMENT TRUST
     TAX I.D. NO. 36-38011494
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*    N/A                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     ILLINOIS
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power        187,000 SHARES
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power        N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power        187,000 SHARES
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power        N\A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     187,000 SHARES
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 6 pages

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                              GENERAL INSTRUCTIONS


Item 1.

       (a)     Name of Issuer

               Bliss & Laughlin Industries Inc.

       (b)     Address of Issuer's Principal Executive Offices

               281 East 155th Street
               Harvey, Illinois  60426

Item 2.

       (a)     Name of Person Filing

               Bliss & Laughlin Steel Company Pension Plans Stock Investment
               Trust

       (b)     Address of Principal Business Office or, if none, Residence

               281 East 155th Street
               Harvey, Illinois  60426

       (c)     Citizenship

               N/A

       (d)     Title of Class of Securities

               Common Stock

       (e)     CUSIP Number

               093546 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)     [  ] Broker or Dealer registered under Section 15 of the Act

       (b)     [  ] Bank as defined in Section 3(a)(6) of the Act

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       (c)     [  ] Insurance Company as defined in Section 3(a)(19) of the Act

       (d)     [  ] Investment Company registered under Section 8 of the
                    Investment Company Act

       (e)     [  ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

       (f)     [X]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

       (g)     [  ] Parent Holding Company, in accordance with Section 240.13d-
                    1(b)(ii)(G) (NOTE:  See Item 7)

       (h)     [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership

       (a)     Amount Beneficially Owned

               187,000 Shares

       (b)     Percent of Class

               4.7%

       (c)     Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                    187,000 Shares

               (ii)  shared power to vote or to direct the vote

                    N/A

               (iii) sole power to dispose or to direct the disposition of

                     187,00 Shares

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               (iv)  shared power to dispose or to direct the disposition of

                     N/A

Item 5.        Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               N/A

Item 8.        Identification and Classification of Members of the Group

               N/A

Item 9.        Notice of Dissolution of Group

               N/A

Item 10.       Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    March 27, 1996
                                                --------------------------------
                                                       Date


                                                /s/ Roger G. Fein, Trustee
                                                --------------------------------
                                                    Signature


                                                    Roger G. Fein, Trustee
                                                --------------------------------
                                                    Name/Title